Exhibit 99.1

KushCo Holdings Announces Strategic Changes to its Executive Leadership Team

GARDEN GROVE, Calif., February 11, 2019 – KushCo Holdings, Inc. (OTCQB: KSHB) (“KushCo” or the “Company”), the parent company of innovative cannabis industry leaders such as Kush Supply Co., Kush Energy, The Hybrid Creative, and Koleto Innovations, today announced several changes to its executive leadership team.

Effective March 1, 2019, Jim McCormick will step down from his role as Chief Operating Officer (“COO”) of KushCo to pursue other opportunities. Rodrigo de Oliveira will be promoted from his current role as Vice President of Operations of Kush Supply Co., to take over as Interim COO of the Company. Jason Vegotsky, currently President of Kush Supply Co., will be promoted to Chief Revenue Officer of the Company, and Carmen Lam, currently Regional Sales Director of Kush Supply Co., will be promoted to Senior Vice President of Kush Supply Co.

Nick Kovacevich, Chief Executive Officer at KushCo, commented, “I would like to thank Jim for his strong leadership, hard work and dedication over the past couple of years. With the help of Jim’s oversight, the Company has successfully transformed into a rapidly expanding business with a diverse product offering providing solutions critical to the evolving regulated cannabis industry. This is a great accomplishment that offers us a competitive advantage for driving revenue and customer growth. We’re excited to promote Rodrigo to the role of Interim COO. With over 18 years of professional experience in global supply chain management at Fortune 100 companies, Rodrigo brings an exceptional level of operational excellence critical for executing on the Company’s larger hyper revenue growth and margin expansion initiatives.”

Mr. Kovacevich continued, “We are very pleased and excited to announce the promotions of Jason, Rodrigo, and Carmen to these significantly impactful leadership roles. During their time at the Company, they have all consistently demonstrated their ability to execute on critical strategic initiatives and have showcased a passion for KushCo’s success. Since Jason began leading our Kush Supply division during our third quarter of fiscal 2018, we have experienced record organic growth quarter over quarter, positioning us as one of the top revenue-producing companies in the regulated cannabis industry. As our Chief Revenue Officer, Jason will be positioned to further drive exceptional sales results throughout the entire organization. Carmen has served in several critical roles since joining the company in 2017.  She is a proven sales leader with a unique understanding of the regulated cannabis industry. We look forward to utilizing her strengths in a more significant leadership role to further increase value to the company and our customers.”

To be added to the distribution list, please email ir@kushco.com with “Kush” in the subject line.

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About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQB: KSHB) is the parent company to a strategically integrated group of business units that are transformative leaders across several industries. KushCo’s subsidiaries and brands provide exceptional customer service, product quality, compliance knowledge and a local presence in serving its diverse customer base.

KushCo’s brands include Kush Supply Co., a dynamic sales platform that is the nation’s largest and most respected distributor of packaging, supplies, and accessories to the cannabis and CBD industry, Kush Energy, which provides ultra-pure hydrocarbon gases and solvents, Hybrid Creative, a premier creative design agency for clients across several industries, and Koleto Innovations, the research and development arm driving intellectual property development and acquisitions.

Founded in 2010, KushCo has now sold more than 1 billion units and regularly sells to more than 5,000 legally operated medical and adult-use dispensaries, growers, and producers across North America, South America, and Europe. KushCo’s subsidiaries maintain facilities in the five largest U.S. cannabis markets as well as having a local sales presence in every major U.S. cannabis market.

KushCo strives to be the industry leader for responsible and compliant products and services in the legal cannabis and CBD industry. The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc. While KushCo provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888)-920-5874. For more information, visit www.kushco.com or call (888)-920-5874.

CONTACTS:

Media Contact:

Anne Donohoe / Nick Opich
KCSA Strategic Communications
212-896-1265 / 212-896-1206
adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:

Phil Carlson / Elizabeth Barker
KCSA Strategic Communications
212-896-1233 / 212-896-1203
ir@kushco.com

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